UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2024

BLUE OWL CAPITAL CORPORATION III

(Exact name of Registrant as Specified in Its Charter)

Maryland	814-01345	84-4493477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities	registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OBDE	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On November 21, 2024, Blue Owl Capital Corporation III (the “Company”) entered into the Second Amended and Restated Senior Secured Revolving Credit Agreement (the “A&R Facility”), which amends and restates in its entirety that certain Amended and Restated Senior Secured Revolving Credit Agreement, dated as of December 14, 2022 (as amended by the First Amendment to Amended and Restated Senior Secured Revolving Credit Agreement, dated as of December 21, 2023). The parties to the A&R Facility include the Company, as Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The A&R Facility provides for, among other things, (i) an extension of the revolver availability period from December 2027 to November 2028, (ii) an extension of the scheduled maturity date from December 2028 to November 2029, (iii) an increase of the total facility amount from $600,000,000 to $700,000,000, (iv) a reduction of the unused fee from 0.375% to 0.350% on all unused commitments, (v) a reduction of the applicable margin to (II) (x) if the Gross Borrowing Base is less than 1.6 times the Combined Debt Amount, (A) with respect to any ABR Loan, 0.875% per annum, (B) with respect to any Term Benchmark Loan, 1.875% per annum, and (C) with respect to any RFR Loan, 1.875% per annum or (y) if the Gross Borrowing Base is greater than or equal to 1.6 times the Combined Debt Amount, (A) with respect to any ABR Loan, 0.750% per annum, (B) with respect to any Term Benchmark Loan, 1.750% per annum, and (C) with respect to any RFR Loan, 1.750% per annum, and (vi) a reset of the minimum shareholders’ equity test.

Proceeds of the A&R Facility may be used for general corporate purposes, including the funding of portfolio investments.

The initial maximum principal amount of the A&R Facility is $700,000,000, subject to availability under the borrowing base, which is based on the Company’s portfolio investments and other outstanding indebtedness. Maximum capacity under the A&R Facility may be increased to $1,100,000,000 through the exercise by the Company of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The A&R Facility is secured by a perfected first-priority interest in substantially all of the portfolio investments held by the Company and certain domestic subsidiaries of the Company that are formed or acquired by the Company in the future, subject to certain exceptions.

During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the A&R Facility out of the proceeds of certain asset sales and other recovery events and equity and debt issuances.

The Company may borrow amounts in U.S. dollars or certain other permitted currencies. Amounts drawn under the A&R Facility in U.S. dollars will bear interest at either term SOFR plus a margin, or the prime rate plus a margin. The Company may elect either the term SOFR or prime rate at the time of drawdown, and loans denominated in U.S. dollars may be converted from one rate to another at any time at the Company’s option, subject to certain conditions. Amounts drawn under the A&R Facility in other permitted currencies will bear interest at the relevant rate specified therein plus an applicable margin.

The A&R Facility includes customary covenants, including certain limitations on the incurrence by the Company of additional indebtedness and on the Company’s ability to make distributions to its shareholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events and certain financial covenants related to asset coverage and liquidity and other maintenance covenants, as well as customary events of default.

Item 2.03. Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of November 21, 2024, among Blue Owl Capital Corporation III, as Borrower, the Lenders and Issuing Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., MUFG Union Bank, N.A, and Sumitomo Mitsui Banking Corporation, as Joint Lead Arrangers and Joint Book Runners.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Owl Capital Corporation III

Dated: November 25, 2024	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm Title: Chief Operating Officer and Chief Financial Officer